EXHIBIT (99)(i)


The Credit Agreement dated April 28, 1993 between the Company and First Union National Bank of Florida is hereby incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1993.

The First and Second Modifications and related Consent by Guarantors dated December 13, 1993 and April 7, 1994, respectively, are hereby incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1994.

The Third Modification and related Consent by Guarantors dated November 30, 1994 is hereby incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1995.